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EXHIBIT 23.B

Independent Auditors' Consent

        We consent to the incorporation by reference in this Registration Statement of PSI Energy, Inc. on Form S-3 of our report dated February 12, 2003 (June 9, 2003 as to Notes 20 and 21) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to PSI's adoption of EITF 02-3), insofar as it expressed an opinion on the separate financial statements and schedule of PSI Energy, Inc., appearing in the Current Report on Form 8-K of PSI Energy, Inc. dated June 10, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 28, 2004

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  EXHIBIT 23.B